Exhibit 99.2

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR GIVES FISCAL 2011 EARNINGS GUIDANCE

Successful Implementation of Growth Strategy, Improving Economy Should Raise

Net Income to Between $5 and $6 Per Share, Before One-Time Items

WARRENVILLE, Ill. (Jan. 25) – Navistar International Corporation (NYSE: NAV) announced today it expects substantial gains in fiscal 2011 earnings as the result of the successful implementation of its three-pillar growth strategy and improving economic conditions.

Navistar said it believes that net income attributable to Navistar International Corporation for fiscal year ending Oct. 31, 2011, is expected to be between $388 million and $466 million, equal to $5 to $6 diluted earnings per share, excluding transition costs associated with the integration of the truck and engine engineering operation and the potential positive impact of income tax valuation adjustments.

“As evidenced by our guidance, our strategy continues to drive value for our shareholders,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “Coming out of the recession, we have developed today’s earning guidance around a stronger economy, further expansion of our after-market service parts business and continued benefit from great products, a competitive cost structure and profitable growth.”

The company raised its guidance for industry volume and now anticipates that total truck industry retail sales volume for Class 6-8 trucks and school buses in the United States and Canada for its fiscal year ending Oct. 31, 2011, will be in the range of 240,000 to 260,000 units. Truck industry volume in fiscal 2010 was 191,300 units.

Growth strategy transition costs associated with the integration of the truck and engine engineering operation into a single facility could be between $75 million and $80 million. Including the integration costs net income attributable to Navistar International Corporation for fiscal year ending Oct. 31, 2011 is expected to be between $311 million and $388 million, equal to $4 to $5 diluted earnings per share. Navistar earned $223 million, equal to $3.05 diluted earnings per share in fiscal 2010.

Additionally, Navistar continues to evaluate its ability to realize certain U.S. deferred tax assets which have previously been fully reserved. Once the company concludes that it is more likely than not that these assets will be realized, it expects to release the valuation allowance and restore these deferred tax assets on the balance sheet. As of Oct. 31, 2010, the company had about $1.5 billion of U.S. federal and state valuation allowances, out of a total of $1.8 billion, which it is evaluating for release and its impact on diluted earnings per share.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for the fiscal year ended October 31, 2010, which was filed on December 21, 2010. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

SEC Regulation G

The financial measures presented below are unaudited and non-GAAP. The measures are not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

	Fiscal 2011		Fiscal 2011
	Guidance		Guidance Adjusted for Engineering Integration

U.S. and Canada Industry	240,000	260,000	240,000	260,000

Sales and revenues, net ($billions)	$13.6	$14.3	$13.6	$14.3

Manufacturing segment profit * (excluding items listed below) ($millions)	$962	$1,070	$962	$1,070

Engineering Integration Costs			(67)	(67)

Manufacturing segment profit	962	1,070	895	1,003

Below the line items (excluding items listed below)	(500)	(515)	(500)	(515)

Engineering Integration Costs			(10)	(10)

Below the line items	(500)	(515)	(510)	(525)

Income (loss) excluding income tax	462	555	385	478

Income tax benefit (expense)	(74)	(90)	(74)	(90)

Net Income (loss) attributable to Navistar International Corporation	$388	$466	$311	$388
Diluted earnings (loss) per share ($s) attributable to Navistar International Corporation	$5.00	$6.00	$4.00	$5.00
Weighted average shares outstanding: diluted (millions)	~77.6	~77.6	~77.6	~77.6

*	Includes non-controlling interest in net income of subsidiaries, net of tax.